EXHIBIT (a)(1)

                             MEDIS TECHNOLOGIES LTD.

                         OFFER TO EXCHANGE AND EXERCISE

                                   ----------

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 2003 UNLESS WE EXTEND THE OFFER

                                   ----------

     Medis Technologies Ltd. is referred to in this Offer to Exchange and Exercise as "we" or "us" and eligible holders of outstanding shareholder loyalty program warrants are referred to in this Offer to Exchange and Exercise as "you."

                                   ----------

     We are offering to you the opportunity to voluntarily exchange any or all of your loyalty program warrants for a corresponding number of new warrants exercisable at $4.43 per share and expiring on September 30, 2003. You must exercise all of the new warrants at the time of the exchange by submitting to us the exercise price of $4.43 per share along with your loyalty program warrants. Each holder of a new warrant, upon its exercise, will receive one share of common stock and, for every two new warrants exercised, a one-year warrant to purchase an additional share of common stock at an exercise price of $9.60 (the "one-year warrants").

     IF YOU DO NOT SUBMIT THE EXERCISE PRICE OF THE NEW WARRANTS ALONG WITH YOUR LOYALTY PROGRAM WARRANTS, WE WILL CONSIDER YOU TO HAVE REJECTED THE OFFER. IN SUCH A CASE, (A) YOUR LOYALTY PROGRAM WARRANTS WILL REMAIN OUTSTANDING UNTIL THEY EXPIRE BY THEIR TERMS OR ARE EXERCISED AND (B) YOU WILL HAVE NO RIGHTS TO ANY NEW WARRANTS.

     If you properly tender your outstanding loyalty program warrants together with the aggregate exercise price of $4.43 per share on or prior to September 30, 2003, your tendered loyalty program warrants will be cancelled, you will have been deemed to have been issued new warrants in exchange for the loyalty program warrants and you will have simultaneously exercised all of the new warrants at $4.43 per share.

     We expect to issue the common stock and the one-year warrants underlying exercised new warrants promptly after the expiration of the offer. We will not issue to you a warrant certificate representing the new warrants as such warrants will be immediately exercised as of the expiration of the offer. We have provided to you along with this Offer to Exchange and Exercise a form of new warrant certificate which reflects the terms and conditions of the new warrants.

     THE PROCEDURES FOR TENDERING YOUR LOYALTY PROGRAM WARRANTS FOR NEW WARRANTS AND EXERCISING YOUR NEW WARRANTS IS SET FORTH IN QUESTIONS 15 THROUGH 17 OF THE SECTION ENTITLED "SUMMARY OF TERMS" AND IN THE SECTION ENTITLED "THE OFFER--PROCEDURES FOR TENDERING LOYALTY PROGRAM WARRANTS AND EXERCISING CORRESPONDING NEW WARRANTS."

                                   ----------


                                September 3, 2003

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY OF TERMS...............................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER....................................7

THE OFFER......................................................................8

   1.   Purpose of the Offer...................................................8
   2.   Eligibility............................................................8
   3.   Exchange of Loyalty Program Warrants for New Warrants;
        Exercise of New Warrants...............................................9
   4.   Procedures  for Tendering  Loyalty  Program  Warrants and
        Exercising  Corresponding  New Warrants...............................10
   5.   Acceptance of Loyalty Program Warrants and Issuance of
         Shares and One-Year Warrants.........................................11
   6.   Extension of Offer; Termination; Amendment............................12
   7.   Conditions of the Offer...............................................12
   8.   Price Range of Common Stock...........................................15
   9.   Source and Amount of Consideration; Description of Warrants...........15
   10.  Information Concerning Medis..........................................17
   11.  Interests of Directors and Executive Officers; Transactions
        and Arrangements  Concerning the Loyalty Program Warrants
        and Our Common Stock..................................................19
   12.  Legal Matters; Regulatory Approval....................................21
   13.  Material United States Federal Income Tax Consequences................21
   14.  Fees and Expenses.....................................................23
   15.  Additional Information................................................23
   16.  Forward Looking Statements............................................24
   17.  Miscellaneous.........................................................24

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your loyalty program warrants or not. You must make your own decision whether or not to tender your loyalty program warrants.

     We are not making the offer to, nor will we accept any tender of loyalty program warrants from or on behalf of, holders of loyalty program warrants in any jurisdiction in which the offer or the acceptance of any tender of loyalty program warrants would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of loyalty program warrants in any such jurisdiction.

                                SUMMARY OF TERMS

     THE FOLLOWING SUMMARY OF TERMS CONTAINS THE MOST MATERIAL TERMS OF THE OFFER. WE URGE YOU TO READ IT CAREFULLY. WE ALSO URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO EXCHANGE AND EXERCISE BECAUSE IT CONTAINS ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY OF TERMS. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS ELSEWHERE IN THIS OFFER TO EXCHANGE AND EXERCISE WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY OF TERMS.

     IN ADDITION, WE URGE YOU TO REVIEW THE INFORMATION IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 AND OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 2003 AND JUNE 30, 2003, AS THESE DOCUMENTS CONTAIN IMPORTANT FINANCIAL INFORMATION AND OTHER RELEVANT INFORMATION ABOUT US. ALL OF THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM US OR FROM THE SECURITIES AND EXCHANGE COMMISSION. PLEASE SEE SECTION 15 IN THIS OFFER TO EXCHANGE AND EXERCISE FOR ADDITIONAL INFORMATION ON WHERE AND HOW THESE DOCUMENTS CAN BE OBTAINED.

1.   WHAT IS THE OFFER?

     We are offering to the holders of currently outstanding warrants issued pursuant to our 2002 shareholder loyalty program the opportunity to voluntarily exchange any or all of their loyalty program warrants for a corresponding number of new warrants exercisable at $4.43 per share and expiring on September 30, 2003. Holders must exercise all of the new warrants at the time of the exchange by submitting to us the exercise price of $4.43 per share along with their loyalty program warrants. Each holder of a new warrant, upon its exercise, will receive one share of common stock and, for every two new warrants exercised, a one-year warrant to purchase an additional share of common stock at an exercise price of $9.60 (the "one-year warrants").

     If you properly tender your outstanding loyalty program warrants together with the aggregate exercise price of $4.43 per share on or prior to September 30, 2003, your tendered loyalty program warrants will be cancelled, you will have been deemed to have been issued new warrants in exchange for the loyalty program warrants and you will have simultaneously exercised all of the new warrants at $4.43 per share.

     Please see Section 1 in this Offer to Exchange and Exercise for additional information.

2.   WHY ARE WE MAKING THE OFFER?

     We are making this offer to raise additional working capital to be used, among other things, for the continued development of our fuel cell products and our other technologies.

     Please see Section 1 in this Offer to Exchange and Exercise for additional information.

3.   IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

     The offer is not conditioned on a minimum number of loyalty program warrants being tendered. The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. Once the offer has expired, the conditions will no longer apply. The events include, among other things:

     o    a lawsuit challenging the offer; or

     o a third-party tender offer for our common stock or other acquisition proposal.

     Please see Section 7 in this Offer to Exchange and Exercise for additional information.

4. ARE YOU OBLIGATED TO PARTICIPATE IN THE OFFER? IF YOU CHOOSE NOT TO PARTICIPATE, DO YOU HAVE TO DO ANYTHING?

     No. You do not have to participate in the offer and there will be no repercussions if you choose not to participate in the offer. Again, it is entirely up to you and we cannot advise you of what action you should take.

     If you decide not to participate in the offer, you do not need to do anything, and your loyalty program warrants will remain outstanding until they expire by their terms or are exercised.

     Please see Section 4 in this Offer to Exchange and Exercise for additional information.

5.   WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved the making of the offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the offer. You should not consider that approval a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your loyalty program warrants and exercise the corresponding new warrants.

     We have been informed by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, who, collectively, beneficially own approximately 33% of the loyalty program warrants, that they intend to tender at least 225,568 loyalty program warrants pursuant to the offer, or approximately 27% of the outstanding loyalty program warrants. If Messrs. Lifton and Weingrow tender such loyalty program warrants, we will receive proceeds of approximately $1,000,000 upon the expiration of the offer. Neither Mr. Lifton nor Mr. Weingrow, however, has committed to tender any loyalty program warrants pursuant to the offer.

     Please see Section 1 in this Offer to Exchange and Exercise for additional information.

6.   WHAT ARE THE KEY DATES OF THE OFFER?


DATE                                                   EVENT
----                                                   -----
September 3, 2003..................................  Commencement of the offer

September 30, 2003
(at 5:00 p.m., Eastern Time) ......................  Expiration of the offer

Promptly after the expiration of the offer.........  Cancellation of validly tendered loyalty program
                                                     warrants and issuance of
                                                     shares of common stock
                                                     and one-year warrants
                                                     underlying the new warrants


     Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will continue to accept properly completed election forms and withdrawal forms until the new expiration date. We may also cancel the offer upon certain events.

     Please see Section 5 and Section 6 in this Offer to Exchange and Exercise for additional information.

7.   WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

     All of the holders of outstanding loyalty program warrants are eligible to participate in the offer. Those who have previously exercised their loyalty program warrants are not eligible to participate in the offer.

     Please see Section 2 in this Offer to Exchange and Exercise for additional information.

8. WHAT ARE THE KEY DIFFERENCES BETWEEN YOUR EXISTING LOYALTY PROGRAM WARRANTS AND THE NEW WARRANTS FOR WHICH THEY MAY BE EXCHANGED?

     The key differences between your existing loyalty program warrants and the new warrants are as follows:

                                               LOYALTY PROGRAM WARRANTS                     NEW WARRANTS
                                         -----------------------------------    ------------------------------------
Exercise price......................         $4.43, increasing to $4.92 on                      $4.43
                                          September 18, 2003 and to $5.41 on
                                                  September 18, 2004

Expiration date.....................              September 18, 2005                     September 30, 2003

Underlying securities...............           One share of common stock           One share of common stock and a
                                                                                   one-year warrant to purchase an
                                                                                 additional share of common stock at
                                                                                an exercise price of $9.60 for every
                                                                                     two new warrants exercised.


     Please see Section 9 in this Offer to Exchange and Exercise for additional information.


9.   WHAT ARE THE TERMS OF THE ONE-YEAR WARRANTS UNDERLYING THE NEW WARRANTS?

     Each one-year warrant entitles the holder to purchase, at an exercise price of $9.60, subject to adjustment, one share of our common stock at any time commencing on October 1, 2003, and ending at 5:00 p.m., New York City time, on September 30, 2004, at which time the one-year warrants will expire.

     Please see Section 9 in this Offer to Exchange and Exercise for additional information.

10.  WHAT WILL HAPPEN AS OF THE EXPIRATION OF THE OFFER?

     As of the expiration of the offer, the loyalty program warrants you validly tendered will be cancelled, and you will promptly receive the shares of common stock and one-year warrants underlying your new warrants that were issued in exchange for the loyalty program warrants and then immediately exercised.

     For example, if you properly tender your outstanding loyalty program warrants to purchase 10,000 shares of our common stock together with the aggregate exercise price of $44,300 (10,000 new warrants multiplied by $4.43), at the expiration of the offer your loyalty program warrants will be cancelled, and you will receive for your exercise of the new warrants:

     o    10,000 shares of common stock; and

     o one-year warrants to purchase 5,000 shares of our common stock at $9.60 per share.

     Please see Sections 3 and 5 in this Offer to Exchange and Exercise for additional information.

11. IF YOU CHOOSE TO TENDER YOUR LOYALTY PROGRAM WARRANTS, DO YOU HAVE TO TENDER ALL OF YOUR LOYALTY PROGRAM WARRANTS OR CAN YOU JUST TENDER SOME OF THEM?

     You are not required to tender all of your loyalty program warrants. If you tender less than all of your loyalty program warrants, the remaining loyalty program warrants not tendered will remain outstanding until they expire by their terms or are exercised. You must, however, exercise all of the corresponding new warrants you receive in exchange for tendered loyalty program warrants, so, for example, if you own 10,000 loyalty program warrants but tender only 5,000 of such warrants, you must also pay to us on or prior to September 30, 2003 the aggregate exercise price of $22,150 (5,000 new warrants multiplied by $4.43) to exercise all 5,000 of your new warrants issued in exchange.

     Please see Section 3 in this Offer to Exchange and Exercise for additional information.

12. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

     The offer is scheduled to expire at 5:00 p.m., Eastern Time, on September 30, 2003. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

     Please see Section 5 in this Offer to Exchange and Exercise for additional information.

13. WILL THE SHARES OF STOCK UNDERLYING THE NEW WARRANTS AND THE ONE-YEAR WARRANTS BE REGISTERED AND FREELY TRADABLE?

     Yes. The shares of common stock underlying the new warrants and the one-year warrants were registered under the Securities Act of 1933. All of such shares of common stock will be freely tradable upon exercise of the respective warrants.

     Our prospectus dated September 3, 2003, covering the issuance of the shares underlying the new warrants and the one-year warrants, is being provided to you along with this Offer to Exchange and Exercise. You should read the prospectus carefully, especially the risk factors included in the prospectus before you decide whether or not to participate in the offer.

     The one-year warrants will not be transferable except by will or the laws of descent.

     Please see Section 3 in this Offer to Exchange and Exercise for additional information.

14. WHAT ARE THE TAX CONSEQUENCES OF YOU TENDERING YOUR LOYALTY PROGRAM WARRANTS PURSUANT TO THE OFFER?

     As discussed under the heading "Material United States Federal Income Tax Consequences," you should not be required to recognize income for U.S. federal income tax purposes on the exchange of your loyalty program warrants and $4.43 per share cash for one share of common stock and one year warrants.

     You should consult with your own personal advisors as to the tax consequences of your participation in the offer. Tax consequences may vary depending on your individual circumstances.

     Please see Section 13 in this Offer to Exchange and Exercise for additional information.

15.  WHAT SHOULD YOU DO TO TENDER YOUR LOYALTY PROGRAM WARRANTS?

     If you decide to tender your loyalty program warrants, you must properly deliver to us, by 5:00 p.m., Eastern Time, on September 30, 2003 (or such later date and time as we may extend the expiration of the offer):

     o    a properly completed and executed election form;

     o the warrant agreement representing your loyalty program warrants previously delivered to you; and

     o funds representing the aggregate exercise price of all of your new warrants issued in exchange for your loyalty program warrants, in the form of a certified check or wire transfer of funds.

     If you wish to deliver the funds representing the aggregate exercise price of your new warrants by wire transfer, please contact Howard Weingrow at (212) 935-8484 for that information.

     This is a one-time offer, and we will not accept late tenders under any circumstances. We reserve the right to reject any or all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that promptly after the expiration of the offer, we will issue shares of common stock and one-year warrants underlying exercised new warrants pursuant to the offer.

     WE WILL NOT ISSUE TO YOU A WARRANT CERTIFICATE REPRESENTING THE NEW WARRANTS AS THEY WILL BE IMMEDIATELY EXERCISED AS OF THE EXPIRATION OF THE OFFER.

     Please see Section 4 in this Offer to Exchange and Exercise for additional information.

16.  CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED LOYALTY PROGRAM WARRANTS?

     Yes. To withdraw your tendered loyalty program warrants, you must properly complete, sign and date the withdrawal form included with this Offer to Exchange and Exercise and mail or otherwise deliver the withdrawal form to us so that we receive it no later than 5:00 p.m., Eastern Time, on September 30, 2003, the expiration of the offer (or such later date and time if we extend the offer) at:
Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022.

     Once you have withdrawn your tendered loyalty program warrants, you may retender your loyalty program warrants only by again following the delivery procedures described in this Offer to Exchange and Exercise before the expiration of the offer.

     Please see Section 4 in this Offer to Exchange and Exercise for additional information.

17.  WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

     Any questions concerning the offer, this Offer to Exchange and Exercise or any other document accompanying or referred to in this Offer to Exchange and Exercise, or to request additional copies of any such documents may be directed to Howard Weingrow at Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484. We cannot and will not provide you any advice regarding your decision whether to tender your loyalty program warrants.

     Please see Section 10 and Section 15 in this Offer to Exchange and Exercise for additional information.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those risks highlighted in our prospectus dated September 3, 2003, under the heading "Risk Factors." A copy of such prospectus is being provided to you along with this Offer to Exchange and Exercise. You should carefully consider these risks and speak with your investment or tax advisor before deciding whether to participate in the offer. In addition, we strongly urge you to carefully read this Offer to Exchange and Exercise in its entirety, including Section 13, for a more detailed discussion of the potential federal income tax consequences of participating in the offer, and all other documents relating to the offer before deciding whether to participate in the offer.

                                    THE OFFER

1.   PURPOSE OF THE OFFER

     We are offering to the holders of currently outstanding warrants issued pursuant to our 2002 shareholder loyalty program the opportunity to voluntarily exchange any or all of their loyalty program warrants for a corresponding number of new warrants exercisable at $4.43 per share and expiring on September 30, 2003. Holders must exercise all of the new warrants at the time of the exchange by submitting to us the exercise price of $4.43 per share along with their loyalty program warrants. Each holder of a new warrant, upon its exercise, will receive one share of common stock and, for every two new warrants exercised, a one-year warrant to purchase an additional share of common stock at an exercise price of $9.60 (the "one-year warrants").

     If you properly tender your outstanding loyalty program warrants together with the aggregate exercise price of $4.43 per share on or prior to September 30, 2003, your tendered loyalty program warrants will be cancelled, you will have been deemed to have been issued new warrants in exchange for the loyalty program warrants and you will have simultaneously exercised all of the new warrants at $4.43 per share.

     We are making this offer to raise additional working capital to be used, among other things, for the continued development of our fuel cell products and our other technologies.

     This is a unique, one-time offer and you should take this into account in deciding whether to participate and tender your outstanding loyalty program warrants pursuant to the offer.

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your loyalty program warrants and new warrant exercise price or not. You should not consider that approval a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your outstanding loyalty program warrants for exchange and exercise the corresponding new warrants.

     We have been informed by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president, who, collectively, beneficially own approximately 33% of the loyalty program warrants, that they intend to tender at least 225,568 loyalty program warrants pursuant to the offer, or approximately 27% of the outstanding loyalty program warrants. If Messrs. Lifton and Weingrow tender such loyalty program warrants, we will receive proceeds of approximately $1,000,000 upon the expiration of the offer. Neither Mr. Lifton nor Mr. Weingrow, however, has committed to tender any loyalty program warrants pursuant to the offer.

2.   ELIGIBILITY

     We are making the offer to all holders of outstanding warrants issued pursuant to our shareholder loyalty program. As of the date of this Offer to Exchange and Exercise, there were approximately 400 holders of outstanding loyalty program warrants to purchase approximately 848,000 shares of our common stock.

     The offer is only being made for outstanding, unexercised loyalty program warrants and does not in any way apply to shares purchased, whether upon the exercise of loyalty program warrants or otherwise, nor does it apply to any other of our outstanding warrants or options. If you have previously exercised a loyalty program warrant, that warrant is no longer outstanding and is therefore not subject to the offer. If you have exercised a loyalty program warrant in part, the remaining unexercised portion of that warrant is outstanding and may be tendered for exercise. Loyalty program warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.   EXCHANGE OF LOYALTY  PROGRAM  WARRANTS  FOR NEW  WARRANTS;  EXERCISE OF NEW
     WARRANTS

     Each new warrant will be exercisable, at a price of $4.43, for one share of common stock and, for every two new warrants exercised, a one-year warrant to purchase an additional share of common stock at an exercise price of $9.60. If you wish to exchange your loyalty program warrants for new warrants, you must exercise all of the new warrants at the time of the exchange by submitting to us the exercise price of $4.43 per share along with your loyalty program warrants. If you do not submit the aggregate exercise price of the new warrants along with your loyalty program warrants, you will not be in compliance with the terms of the offer and we will consider you to have rejected the offer. In such a case, your loyalty program warrants will remain outstanding until they expire by their terms or are exercised and you will have no rights to any new warrants.

     If you properly tender your outstanding loyalty program warrants together with the aggregate exercise price for your new warrants, at the expiration of the offer your loyalty program warrants will be cancelled, and you will have exercised a corresponding number of new warrants.

     For example, if you properly tender your outstanding loyalty program warrants to purchase 10,000 shares of our common stock together with the aggregate new warrant exercise price of $44,300 (10,000 new warrants multiplied by $4.43), at the expiration of the offer your loyalty program warrants will be cancelled, and you will receive for your exercise of the new warrants:

     o    10,000 shares of common stock; and

     o one-year warrants to purchase 5,000 shares of our common stock at $9.60 per share.

     You are not required to tender all of your loyalty program warrants. If you tender less than all of your loyalty program warrants, the remaining loyalty program warrants not tendered will remain outstanding until they expire by their terms or are exercised. You must, however, exercise all of the corresponding new warrants you receive in exchange for tendered loyalty program warrants, so, for example, if you own 10,000 loyalty program warrants but tender only 5,000 of such warrants, you must also pay to us on or prior to September 30, 2003 the aggregate exercise price of $22,150 (5,000 new warrants multiplied by $4.43) to exercise all 5,000 of your new warrants issued in exchange.

     The shares of our common stock that you will receive upon exercise of new warrants, as well as the shares underlying the one-year warrants, have been registered pursuant to a Registration Statement on Form S-3 (File No. 333-107801) under the Securities Act of 1933, as amended, and will be freely trading shares. A prospectus dated September 3, 2003 that is a part of such Registration Statement is being provided to you along with this Offer to Exchange and Exercise. You should read the prospectus carefully, especially the section entitled "Risk Factors," before you decide whether to tender your loyalty program warrants and exercise the corresponding new warrants pursuant to the offer. Additional information that is included in the Registration Statement, but not in the prospectus, is available at the Securities and Exchange Commission's web site at http://www.sec.gov and can be obtained from us free of charge.

4.   PROCEDURES   FOR  TENDERING   LOYALTY   PROGRAM   WARRANTS  AND  EXERCISING
     CORRESPONDING NEW WARRANTS

     You do not have to participate in the offer and there are no repercussions if you choose not to participate in the offer. If you decide not to participate in the offer, you do not need to do anything and your loyalty program warrants will remain outstanding until they expire by their terms or are exercised.

PROPER TENDER OF LOYALTY PROGRAM WARRANTS AND EXERCISE OF CORRESPONDING NEW WARRANTS

     To participate in the offer, you must properly complete, sign and date the election form included with this Offer to Exchange and Exercise and mail or otherwise deliver to us the election form, the agreement representing your loyalty program warrants previously delivered to you and payment of the aggregate exercise price of your new warrants so that we receive them no later than 5:00 p.m., Eastern Time, on September 30, 2003, the expiration of the offer (or such later date and time if we extend the offer) at: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022. Fax delivery of the election form will not be accepted.

     The election form must be executed by the record holder of the tendered loyalty program warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the election form.

     If you do not submit an election form, the warrant agreement or the aggregate exercise price of your new warrants prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed election form, you will be considered to have rejected the offer.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OWN RISK. If you wish to deliver your election form, the warrant agreement or the aggregate exercise price by regular mail, we urge you to mail sufficiently in advance of the expiration date to ensure we receive them prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

     WITHDRAWAL RIGHTS

     You may change your election and withdraw from the offer your tendered election form, loyalty program warrants and aggregate exercise price of your new warrants only if you properly complete, sign and date the withdrawal form included with this Offer to Exchange and Exercise and mail or otherwise deliver the withdrawal form to us so that we receive it no later than 5:00 p.m., Eastern Time, on September 30, 2003, the expiration of the offer (or such later date and time if we extend the offer) at: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022. You may also withdraw your tendered election form, loyalty program warrants and aggregate exercise price of your new warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 if they have not been accepted by us for payment within 40 business days from the commencement of the offer. Fax delivery of the withdrawal form will not be accepted.

     The withdrawal form must be executed by the record holder of the loyalty program warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the withdrawal form.

     THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM IS AT YOUR OWN RISK. If you wish to deliver your withdrawal form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

     Once you have withdrawn your tendered election form, loyalty program warrants and aggregate exercise price of your new warrants, you may retender before the expiration of the offer only by again following the delivery procedures described in this Offer to Exchange and Exercise.

DETERMINATION OF VALIDITY; REJECTION OF LOYALTY PROGRAM WARRANTS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

     We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of loyalty program warrants or withdrawal of tendered loyalty program warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered loyalty program warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered loyalty program warrants which are not validly withdrawn. We may waive, as to all eligible loyalty program warrantholders, any defect or irregularity in any tender with respect to any particular loyalty program warrant. We may also waive any of the conditions of the offer, with respect to all loyalty program warrantholders. No tender of loyalty program warrants or withdrawal of tendered loyalty program warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

5. ACCEPTANCE OF LOYALTY PROGRAM WARRANTS AND ISSUANCE OF SHARES AND ONE-YEAR WARRANTS

     The offer is scheduled to expire at 5:00 p.m., Eastern Time, on September 30, 2003. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

     Upon the terms and subject to the conditions of the offer, we expect, upon and as of the expiration of the offer, to:

     o accept for exchange loyalty program warrants properly tendered and not validly withdrawn;

     o    cancel such loyalty program warrants; and

     o issue shares of common stock and one-year warrants underlying new warrants issued in exchange for tendered loyalty program warrants and immediately exercised.

Promptly after the expiration of the offer, we will issue or cause to issue to you a share certificate representing the appropriate number of shares of common stock underlying your exercised new warrants and a warrant certificate representing the appropriate number of one-year warrants you are entitled to under the offer. If we withdraw the offer or if, at the expiration date, we do not accept the tender of your loyalty program warrants for any valid reason described in this Offer to exchange and Exercise, we will promptly return to you your tendered loyalty program warrants and the aggregate exercise price of the new warrants.

     If you elect to tender your outstanding loyalty program warrants and you do so according to the procedures described in this Offer to Exchange and Exercise, you will have accepted the offer. Our acceptance of your outstanding loyalty program warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions of the offer upon the expiration of the offer.

     If you elect not to participate in the offer, your loyalty program warrants will remain outstanding until they expire by their terms or are exercised, and you will not have any rights to the new warrants.

6.   EXTENSION OF OFFER; TERMINATION; AMENDMENT

     We may, from time to time, extend the period of time during which the offer is open and delay accepting any tendered loyalty program warrants by, in addition to the procedure set forth in Section 5, giving oral or written notice of the extension to eligible warrantholders. If we extend the offer, we will continue to accept properly completed election forms until the new expiration date.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the offer and to postpone our acceptance of any tendered loyalty program warrant upon the occurrence of any of the conditions specified under Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered loyalty program warrants is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.

     Amendments to the offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to holders of loyalty program warrants in a manner reasonably designated to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.   CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the offer, we will not be required to accept any tendered loyalty program warrants, and we may terminate or amend the offer, or postpone our acceptance of any tendered loyalty program warrants, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after the commencement of the offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance of the tendered loyalty program warrants:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the exercise of some or all of the loyalty program warrants tendered for exercise pursuant to the offer, the issuance of one-year warrants, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     o make the acceptance for exercise of, or issuance of one-year warrants upon exercise of, some or all of the loyalty program warrants tendered for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

     o delay or restrict our ability, or render us unable, to accept for exercise, or grant one-year warrants for, some or all of the loyalty program warrants tendered for exercise;

     o materially impair the benefits we hope to receive as a result of the offer; or

     o materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

    (c) there shall have occurred:

     o    any general  suspension  of trading in, or  limitation  on prices for,
          securities   on   any   national   securities   exchange   or  in  the
          over-the-counter market;

     o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     o the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

     o any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

     o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

     o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     o any decline in either the Dow Jones Industrial Average, The Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on September 1, 2003;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     o any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 1, 2003;

     o    any such  person,  entity or group  that has filed a  Schedule  13D or
          Schedule 13G with the SEC before September 1, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

     o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

     (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8.   PRICE RANGE OF COMMON STOCK

     None of our warrants are publicly traded. Our common stock has traded on The Nasdaq National Market under the symbol "MDTL" since October 3, 2000. Between June 6, 2000 and October 2, 2000, our common stock was traded on The Nasdaq SmallCap Market under the same symbol. Prior to June 6, 2000, there was no public market for our common stock.

     The following table shows the high and low closing sales price per share of common stock as reported by The Nasdaq National Market, for the quarters indicated.

                                                            HIGH         LOW
                                                           -------     -------
      2001:
      First Quarter....................................    $23.875     $13.250
      Second Quarter...................................     19.700      11.000
      Third Quarter....................................     12.930       4.010
      Fourth Quarter...................................      9.239       5.640

      2002:
      First Quarter....................................    $12.290      $6.950
      Second Quarter...................................     11.920       6.670
      Third Quarter....................................      8.600       4.010
      Fourth Quarter...................................      7.570       4.159

      2003:
      First Quarter....................................     $5.320      $3.310
      Second Quarter...................................      8.880       5.350
      Third Quarter (through August 29, 2003)..........     12.490       7.401


     On August 29, 2003, the closing price of our common stock on The Nasdaq National Market was $11.52 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your loyalty program warrants for exercise.

9.   SOURCE AND AMOUNT OF CONSIDERATION; DESCRIPTION OF WARRANTS

     CONSIDERATION

     If we receive and accept tenders from all eligible holders of loyalty program warrants, subject to the terms and conditions of this offer, we will issue upon exercise of the new warrants approximately 848,000 shares of our common stock and one-year warrants to purchase an aggregate of approximately 424,000 shares of our common stock. The approximately 848,000 shares issued pursuant to this offer would constitute approximately 3.6% of our outstanding common stock as of August 29, 2003. The approximately 424,000 shares issuable upon exercise of the one-year warrants would constitute approximately 1.7% of our outstanding common stock as of August 29, 2003, on a pro forma basis to take into account the issuance of the shares underlying new warrants.

     DESCRIPTION OF SHAREHOLDER LOYALTY PROGRAM WARRANTS

     Each loyalty program warrant entitles the registered holder to purchase one share of our common stock at a price per share of $4.43, increasing to $4.92 on September 18, 2003 and to $5.41 on September 18, 2004, subject to adjustment in certain circumstances, at any time or from time to time commencing on September 18, 2002 and ending at 5:00 p.m., New York City time, on September 18, 2005, at which time the warrants will expire.

     The loyalty program warrants were issued in registered form. We act as our own warrant agent for registration and permissible transfers of the loyalty program warrants. The loyalty program warrants are non-transferable except by will or the laws of descent and distribution.

     The exercise price and number of shares of common stock issuable on exercise of the loyalty program warrants are subject to adjustment in certain circumstances including our issuance of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the loyalty program warrants are not subject to adjustment for issuances of common stock at a price below their exercise price or the issuance of additional warrants or stock options.

     We have the right, in our sole discretion, to extend the expiration date of the loyalty program warrants on five business days' prior written notice to the warrantholders.

     Holders of loyalty program warrants do not have the rights or privileges of holders of common stock.

     No fractional shares will be issued upon exercise of the loyalty program warrants. We will instead round the number of shares upon exercise of the loyalty program warrants upward or downward, as appropriate, to the nearest whole number.

     DESCRIPTION OF NEW WARRANTS

     You will receive one new warrant for every loyalty program warrant validly tendered pursuant to the offer. Each new warrant, exercisable at $4.43 per share and expiring on September 30, 2003, entitles the registered holder to purchase one share of our common stock and a one-year warrant to purchase an additional share of common stock for every two new warrants exercised.

     If the aggregate exercise price of the new warrants is not submitted along with the election form and the warrant agreement evidencing your tendered loyalty program warrants, you will not be in compliance with the terms of the offer and we will consider you to have rejected the offer. In such a case, your loyalty program warrants will be returned to you and you will have no rights to the new warrants.

     There is no established trading market for the new warrants. The exercise price of the new warrants is the same as the exercise price of the loyalty program warrants at the commencement of the offer.

     No fractional shares will be issued upon exercise of the new warrants. We will instead round the number of shares upon exercise of the new warrants upward or downward, as appropriate, to the nearest whole number.

     DESCRIPTION OF ONE-YEAR WARRANTS

     Each one-year warrant entitles the registered holder to purchase, at a price of $9.60, subject to adjustment as discussed below, one share of our common stock at any time and from time to time commencing on October 1, 2003, and ending at 5:00 p.m., New York City time, on September 30, 2004, at which time the one-year warrants will expire. If we extend the expiration date of the offer, the commencement date and the expiration date of the one-year warrants will be likewise extended.

     The one-year warrants will be issued in registered form. We will act as our own warrant agent for registration and permissible transfers of the one-year warrants. The one-year warrants will be non-transferable except by will or the laws of descent.

     There is no established trading market for the one-year warrants. The exercise price of the one-year warrants represents the closing price of our common stock as reported by The Nasdaq National Market, on August 11, 2003. The exercise price and number of shares of common stock issuable on exercise of the one-year warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the one-year warrants will not be adjusted for issuance of common stock at a price below their exercise price or the issuance of additional warrants or stock options.

     We have the right, in our sole discretion, to extend the expiration date of the one-year warrants on five business days' prior written notice to the holders of the one-year warrants.

     The one-year warrants may be exercised upon surrender of the agreement representing the one-year warrants on or prior to the expiration date at our U.S. offices, with the exercise form attached to such agreement completed and executed as indicated, accompanied by full payment of the exercise price, for the number of one-year warrants being exercised. Holders of one-year warrants do not have the rights or privileges of holders of common stock.

     No fractional shares will be issued upon exercise of the one-year warrants. We will instead round the number of shares upon exercise of the one-year warrants upward or downward, as appropriate, to the nearest whole number.

10.  INFORMATION CONCERNING MEDIS

     Our primary business focus is on the development and commercialization of direct liquid fuel cells and attendant refueling cartridges for use as primary and auxiliary power sources for portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants (PDAs), pocket computers and certain military devices. Our first fuel cell product is expected to be a power pack--a portable auxiliary power source which provides power to cell phones and PDAs by way of charging the batteries of such devices even while the devise is being used.

     We expect that as portable electronic devices become more advanced and offer greater functionality, manufacturers of those devices and consumers who use them will seek significantly increased and longer lasting sources of energy. We believe that our direct liquid fuel cell technology, the key proprietary components of which are our fuel, electrodes, catalysts for anodes and cathodes and liquid electrolyte, will enable us to meet these demands. We also believe that our fuel cells can be responsive to device manufacturers' demands for reduced size and weight, increased length of operating time and competitive pricing. Additionally, we believe that our fuel cell technologies have advantages over other micro fuel cell technologies currently being developed which use proton exchange membrane technologies, including our fuel cell's greater power relative to size, increased length of operating time, ability to operate without generating excess heat and lower cost to manufacture.

     Another technology that we are seeking to exploit commercially is our highly conductive polymers, which have a wide and diverse range of commercial uses. Our polymers have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics.

     We also own patents and intellectual property rights to other technologies relating to clean energy that may offer greater efficiencies than conventional energy sources. These proprietary technologies, which we are seeking to develop for commercial exploitation, include the following:

     o Toroidal engine, which uses a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine. We believe that our toroidal engine offers advantages over a conventional internal combustion engine, including a simple design with fewer moving parts, better mechanical and thermal efficiency and a favorable weight to power ratio and volume to power ratio. We are also planning to develop an efficient and powerful compressor based on the principles of our toroidal engine. We believe our toroidal technology may also be useful for developing an efficient low-end turbine

     o    Stirling  cycle  system,  which is a  refrigeration  system  using our stirling cycle technologies and a compressor powered by two of our linear reciprocating motors. The stirling cycle is based upon a century-old technique that harnesses energy from the expansion and contraction of a gas forced between separate chambers and our linear reciprocating motor is based on our reciprocating electrical technologies. We believe that our stirling cycle system offers advantages over conventional refrigeration systems, including greater energy efficiency and being more environmentally friendly due to the use of helium as its working gas instead of freon or freon compounds, which are commonly believed to be depleting the earth's ozone layer and contributing to the "greenhouse effect" and global warming.

     o Rankin cycle linear compressor, which, using our linear reciprocating motor together with a conventional compressor, is intended to replace the rotational electric motor now powering conventional compressors for refrigeration and other cooling systems. We expect the resultant linear compressor to be more energy efficient than the most efficient conventional Rankin cycle compressors in use today.

     In addition, we own rights to the CellScan, which is a static cytometer--an instrument for measuring reactions of living cells while the cells are in a static state. A key element of the CellScan is its patented cell carrier which can accommodate up to 10,000 cells in a study. The CellScan can repeatedly and continuously monitor the intensity and polarization of living cells for purposes of cell research, disease diagnostics and determining the optimal chemotherapy to be given to a specific patient.

     We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this Offer to Exchange and Exercise. All of our operating and research facilities are located in the State of Israel. Questions about the offer or requests for assistance or for additional copies of this Offer to Exchange and Exercise, the election form and related documents should be directed to us at (212) 935-8484.

     The following table sets forth our summary consolidated financial data for the periods indicated. The summary financial information set forth below as of December 31, 2002 and for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 has been derived from the audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2002. The summary financial information set forth below as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 has been derived from the unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2003. More comprehensive financial information is included in the Form 10-K for the year ended December 31, 2002, the Form 10-Q for the quarter ended June 30, 2003 and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for year ended December 31, 2002 and the Form 10-Q for the quarter ended June 30, 2003.

STATEMENT OF OPERATIONS DATA:

                                                                                       FOR THE SIX MONTHS
                                             FOR THE YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                       -----------------------------------------   --------------------------
                                          2000            2001          2002         2002             2003
                                       ---------      -----------    -----------   ---------       ----------
                                                                                             (UNAUDITED)
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)

Revenues...............................$       -      $       -      $     192     $     116       $      75

Loss from operations...................  (23,566)         (31,677)     (10,374)       (5,244)         (5,172)

Net loss...............................  (22,492)         (31,562)     (10,305)       (5,213)         (5,143)

Net loss attributable to common
   stockholders........................  (25,463)         (34,766)     (12,546)       (5,213)         (5,143)

Basic and diluted net loss per share...    (1.49)(1)        (1.68)(1)    (0.57)(2)     (0.24)(2)       (0.22)

Weighed average shares used in
   computing basic and diluted net
   loss per share......................   17,115 (1)       20,720 (1)    21,898 (2)   21,679 (2)      23,004

Ratio of earnings to fixed charges(3)..       --               --            --           --              --

BALANCE SHEET DATA:

                                                                              AS OF               AS OF
                                                                        ------------------    -------------
                                                                        DECEMBER 31, 2002     JUNE 30, 2003
                                                                                               (UNAUDITED)
                                                                       (IN THOUSANDS, EXCEPT NET BOOK VALUE)

Working capital........................................................    $    5,037        $     5,713
Total assets...........................................................        66,894             67,495
Accumulated deficit....................................................       (96,390)          (101,533)
Total stockholders' equity.............................................        65,405             65,687
Net book value per outstanding common share............................          3.10               2.79
------------

(1) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share, have been adjusted to give retroactive effect to shares issued both in our March 18, 2002 and March 11, 2003 rights offerings.

(2) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share, have been adjusted to give retroactive effect to shares issued in our March 11, 2003 rights offering.

(3) Earnings were inadequate to cover fixed charges by approximately $23,365, $31,562 and $10,305 for the years ended December 31, 2000, 2001 and 2002, respectively, and $5,213 and $5,143 for the six month periods ended June 30, 2002 and 2003, respectively.


11.  INTERESTS  OF  DIRECTORS   AND   EXECUTIVE   OFFICERS;   TRANSACTIONS   AND
     ARRANGEMENTS CONCERNING THE LOYALTY PROGRAM WARRANTS AND OUR COMMON STOCK

     As of August 29, 2003, our executive officers and directors (nine persons) as a group held outstanding loyalty program warrants to purchase a total of 289,125 shares of our common stock.

     The following table sets forth the ownership of each of our executive officers and directors of loyalty program warrants outstanding as of August 29, 2003.

                                          NUMBER OF WARRANTS TO        PERCENTAGE OF TOTAL
       NAME OF BENEFICIAL OWNER           PURCHASE COMMON STOCK       WARRANTS OUTSTANDING
---------------------------------------   ---------------------       --------------------
Robert K. Lifton (1)...................            169,381                    20.0

Howard Weingrow (1)....................            154,574                    18.2

Jacob S. Weiss.........................                 --                     --

Israel Fisher..........................                 --                     --

Amos Eiran.............................                 --                     --

Zeev Nahmoni...........................                 --                     --

Seymour Heinberg.......................                 --                     --

Jacob E. Goldman.......................                 --                     --

Philip Weisser (2).....................             14,465                     1.7

All directors and executive officers
as a group (nine persons)..............            289,125                    34.1
----------

(1) Includes loyalty program warrants to purchase 42,500 shares of our common stock owned of record by the Stanoff Corporation, which is beneficially owned by Robert K. Lifton and Howard Weingrow. Also includes loyalty program warrants to purchase an aggregate of 6,795 shares of our common stock jointly held by Messrs. Lifton and Weingrow.

(2) Includes 1,612 loyalty program warrants held in trust of which Mr. Weisser is the trustee and 10,000 loyalty program warrants held in trust of which Mr. Weisser's wife is a trustee.

     Except for the foregoing, we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving loyalty program warrants or in transactions involving our common stock during the past 60 days. In addition, except as otherwise described below, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     During the past 60 days, (i) we have not granted any options or warrants to purchase shares of our common stock any of our executive officers or directors and (ii) we have not, and to the best of our knowledge, our executive officers or directors have not, exercised any options or warrants to acquire shares of common stock.

     We grant options to our employees, including our executive officers, directors and consultants from time to time pursuant to our 1999 Stock Option Plan, as amended.

     On December 29, 2000, we entered into a $5 million revolving credit line loan agreement with Fleet National Bank. On October 24, 2002, we entered into an amendment to such loan agreement, which extended its termination date to December 26, 2003. On February 20, 2003, we entered in to a second amendment to such loan agreement, which extended its termination date to July 1, 2004. Under the loan agreement, the outstanding balances bear interest based on either the LIBOR or Prime Rate. Furthermore, any outstanding balance would be collateralized by all cash and other assets on deposit with the bank at any time and an assignment of certain leases owned by a partnership in which Robert K. Lifton and Howard Weingrow are partners. Messrs. Lifton and Weingrow each personally guaranteed any principal and interest on and all other sums payable with respect to our obligations or liabilities to Fleet under the loan agreement.

12.  LEGAL MATTERS; REGULATORY APPROVAL

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the tender of the loyalty program warrants pursuant to the offer or the exercise of new warrants exchanged therefor, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the loyalty program warrants or exercise of new warrants as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of tendered loyalty program warrants and the issue of securities underlying exercised new warrants pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered loyalty program warrants is subject to conditions, including the conditions described in under Section 7.

13.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of this offer to the holders of our loyalty program warrants upon the exchange of their loyalty program warrants and $4.43 per share cash for one share of common stock and a one-year warrant (the "Transaction"). The conclusions stated in this summary are based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     This summary is limited to our holders of loyalty program warrants who have held our loyalty program warrants, and will hold the shares of common stock and the one-year warrants and any shares acquired upon the exercise of warrants, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

     No ruling from the Internal Revenue Service will be sought in connection with the matters discussed herein and therefore holders are urged to consult their own tax advisors with respect to the U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

     o CHARACTERIZATION OF THE TRANSACTION. This summary assumes that the Transaction will be treated for federal income tax purposes, consistent with its form, as an exchange of a loyalty program warrant and $4.43 per share cash for one share of common stock and a one-year warrant. Pursuant to such characterization, the $4.43 per share cash is paid for a portion of the share of common stock and the one-year warrant and the loyalty program warrant is exchanged for the remaining portion of the one share of common stock and the one-year warrant. Although this summary assumes the foregoing characterization of the Transaction, the characterization of the transaction is uncertain.

     o TAX CONSEQUENCES OF THE EXCHANGE PURSUANT TO THE TRANSACTION. The holders of loyalty program warrants who exchange their loyalty program warrants and cash pursuant to the Transaction should not recognize any gain or loss as a result of such exchange.

     o TAX BASIS OF THE ONE-YEAR WARRANTS AND COMMON STOCK. Each exchanging loyalty warrant holder will have an aggregate tax basis in the shares of common stock and one-year warrants equal to the sum of cash and the tax basis, if any, attributable to their loyalty program warrants transferred pursuant to the exchange. The tax basis of each share of common stock and one-year warrant will be a proportionate amount, based on their relative fair market value, of such aggregate tax basis.

     o HOLDING PERIOD OF THE ONE-YEAR WARRANTS AND COMMON STOCK. The holder of loyalty program warrants who participate in the Transaction will have a split holding period in the common stock and one-year warrants acquired pursuant to the Transaction: (i) a holding period that will commence on the exchange as to the part of such properties acquired for cash and (ii) a holding period that will include the holding period of the loyalty program warrants as to the part of such properties acquired in exchange for such loyalty program warrants.

     o EXERCISE OF THE ONE-YEAR WARRANTS. Holders of the one-year warrants will not recognize any gain or loss upon the exercise of such warrants. The tax basis of the shares of our common stock acquired through the exercise of the warrants will be equal to the sum of the exercise price of the warrants and the holder's tax basis in the warrants. The holding period for the shares acquired through the exercise of the one-year warrants will begin on the date that the warrants are exercised.

     o SALE OF COMMON STOCK. The sale of common stock acquired pursuant to the Transaction or through the exercise of the one-year warrants will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's tax basis in the common stock sold. The gain or loss will be long-term capital gain or loss if the common stock is held for more than one year.

     o INFORMATION REPORTING AND BACKUP WITHHOLDING. Information reporting will apply to a holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock and to payments on the proceeds of a sale of the common stock or warrants. Backup withholding at a rate equal to 28% will apply to these payments to a holder that is not a corporation (or other exempt recipient) if the holder (1) fails to furnish its taxpayer identification number on an Internal Revenue Service Form W-9 (or suitable substitute form) within a reasonable time after a request therefor; (2) furnishes an incorrect taxpayer identification number; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the taxpayer identification number provided is its correct number and that the holder is not subject to backup withholding.

     WE STRONGLY ADVISE ALL WARRANT HOLDERS CONSIDERING TENDERING THEIR OUTSTANDING LOYALTY PROGRAM WARRANTS TO MEET WITH THEIR OWN LEGAL, FINANCIAL AND TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER DEPEND ON YOUR INDIVIDUAL TAX CIRCUMSTANCES.

14.  FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of loyalty program warrants pursuant to the offer.

15.  ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange and Exercise is a part. This Offer to Exchange and Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your loyalty program warrants:

     o    our Annual Report on Form 10-K for the year ended December 31, 2002;

     o    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     o the definitive proxy statement relating to our 2003 Annual Meeting of Stockholders dated April 30, 2003; and

     o the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

     This Offer to Exchange and Exercise also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Securities Exchange Act of 1934) on or subsequent to the date of this Offer to Exchange and Exercise until the expiration of the offer.

     These filings and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC's site on the Internet's Word Wide Web, located at http://www.sec.gov.

     Our common stock is listed for trading on The Nasdaq National Market under the symbol "MDTL."

     We will provide without charge to each person to whom a copy of the Offer to Exchange and Exercise is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to us at (212) 935-8484.

     As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange and Exercise, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange and Exercise should be read together with the information contained in the documents to which we have referred you.

16.  FORWARD LOOKING STATEMENTS

     This Offer to Exchange and Exercise and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange and Exercise , the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to us, our business or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning our expectations, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by us to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

17.  MISCELLANEOUS

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your loyalty program warrants pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and Exercise, the election form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.